Exhibit 8.1

Subsidiary	Location Jurisdiction of Organization
Mytheresa Group GmbH (5)	Munich, Germany
Mytheresa SE (5)	Munich, Germany
Theresa Warenvertrieb GmbH (5)	Munich, Germany
mytheresa.com GmbH (5)	Munich, Germany
mytheresa.com Service GmbH (5)	Munich, Germany
mytheresa Business Information Consulting Co. Ltd.	Shanghai, China
Mytheresa US Services Inc.	Delaware, United States
Mytheresa International Services GmbH (1) (5)	Schkeuditz, Germany
Mytheresa APAC Services Limited (2)	Hong Kong, China
Mytheresa UK Services Ltd.(3)	London, United Kingdom
Mytheresa Spain Services S.L.U.(4)	Barcelona, Spain
YOOX NET-A-PORTER GROUP S.p.A. (6)(8)	Milan, Italy
YOOX K. K. (6)	Tokyo, Japan
YOOX Asia Ltd. (6)	Hong Kong, China
Largenta Ltd. (6)	London, United Kingdom
The Net-a-Porter Group Ltd. (6)	London, United Kingdom
YNAP Corporation (6)	New York, United States
Da Vinci Holdings Ltd. (6)	London, United Kingdom
Feng Mao Trading (Shanghai) Co. Ltd. (6)	Shanghai, China
The Net-a-Porter Asia Pacific Ltd. (6)	Hong Kong, China
Shouke Ltd. (6)	Hong Kong, China
YNAP Middle East Holding Ltd. (6)	London, United Kingdom
E-LUX Middle East Holding Ltd. (6)	Dubai, United Arab Emirates
YNAP Middle East General Trading LLC (6)	Dubai, United Arab Emirates
The Net a Porter Group Italy Holding S.r.l. (7)	Milan, Italy
The Net a Porter Group Italy S.r.l. (7)	Milan, Italy